UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 23, 2004

Q.E.P. CO., INC.

(Exact Name of Registrant as Specified in Charter)

FLORIDA	0-21161	13-2983807
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1081 Holland Drive

Boca Raton, Florida 33487

(Address of Principal Executive Offices; Zip Code)

561-994-5550

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a–12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement.

On September 23, 2004, Q.E.P. Co., Inc. (the “Company”) entered into an agreement (the “Agreement”) to purchase all of the shares of P.R.C.I. SA (“PRCI”), a company formed under the laws of France, a distributor of flooring and specialty tools to wholesale and retail markets from its shareholders which include Valfin, SA (“Valfin”), a company formed under the laws of France. For its last completed fiscal year PRCI had total sales of approximately $3.2 million. The sellers are all unaffiliated third parties with no relationship to the Company. The purchase price for the shares of PRCI, 40% of which will be paid in cash at closing and the remaining balance payable over a period of four years, is subject to adjustment. Closing under the Agreement is subject to various conditions, but is expected to be consummated prior to the end of October 2004.

Section 9 — Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.

(c) Exhibits.

10.1	Agreement between the Company and Valfin, SA dated September 23, 2004.

10.2	Liability and Asset Guarantee between the Company and Valfin, SA dated September 23, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Q.E.P. Co., Inc.

Date: September 27, 2004	By:	/s/ MARC APPLEBAUM
	Name:	Marc Applebaum
	Title:	Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Agreement between the Company and Valfin, SA dated September 23, 2004.

10.2	Liability and Asset Guarantee between the Company and Valfin, SA dated September 23, 2004.